EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-147540, No. 333-165888 and No. 333-167624 on Form S-8 and the Registration Statement No. 333-159311 on Form S-3 of our reports dated January 31, 2011, relating to the consolidated financial statements of MSCI Inc. and the effectiveness of MSCI Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of MSCI Inc. for the fiscal year ended November 30, 2010.

/s/ Deloitte & Touche LLP

New York, New York

January 31, 2011